EXHIBIT 99.2


           Chris Canfield Joins Rapid Link Senior Management Team as Chief Financial Officer and becomes a Member of the Board of Directors of Rapid Link


 LOS ANGELES, CA - May 9, 2006 - Rapid Link, Inc. (OTCBB:RPID.OB), one of the leading providers of Internet Phone services to niche markets including the military, today announced that Chris Canfield joins the executive management team as Chief Financial Officer of the Company and is appointed to a seat on Rapid Link's Board of Directors. Mr. Canfield was previously President and CEO of Telenational Communications, Inc., which was recently acquired by Rapid Link and in that capacity Canfield, was instrumental in enabling Telenational to operate debt free and achieve net profitability year over year. In his new capacity as Rapid Link's Chief Financial Officer, Canfield replaces Allen Sciarillo, who has resigned his position with the Company and the Board of Directors to pursue other professional interests.

 "Chris's proven track record brings a whole new level of operational and financial expertise to the Company and its ability to operate on a profitable level," said John Jenkins, Rapid Link's CEO. "Chris's presence will also enhance the Board of Directors with his vast financial and telecom experience. I want to thank Allen Sciarillo for his service to the Company. Allen had been a valued member of the team, and we wish him every professional success."

 "I am looking forward to my role and becoming directly and intimately involved in operational execution pursuing Rapid Link's continuing growth plans, and have a considerable stake in this effort as both a significant shareholder and key member of the executive team," stated Chris Canfield. "I see a unique opportunity for us to collectively create shareholder value going forward."


 About Rapid Link, Inc.

 Founded in 1997 as Dial Thru International Corporation, Rapid Link provides value-added Internet Phone (IP) communication services to customers, both domestically and internationally. Rapid Link is a leading niche market provider that has focused on the US military and other key niche markets through its proven, high-quality Internet telephony products, services and infrastructure for service providers, businesses and individuals worldwide. The Company's IP service offerings include multiple service plans, which reside on Rapid Link's state of the art IP network. The company offers PC-to-PC, PC-to-phone, phone-to-phone calling on their unique set of IAD's -- Internet Access Device's -- that provide a new low cost phone service that is delivered through a broadband connection. Rapid Link's back office provides billing, operations management, marketing support, inventory management, accounts payable, accounts receivable, sales force automation, commission management, trouble ticket reporting. Customers can manage their telecommunications services in a real-time environment through the company's tested back office support structure. Rapid Link's network spans more than 15 countries on five continents. For more information, visit www.rapidlink.com.

 Contacts:
 David Hess
 President and COO
 Rapid Link, Inc.
 Tel.: 310-566-1701

 The Ruth Group

 Investors:
 John Quirk
 Tel.: 646-536-7029

 Media:
 Susan Kim
 Tel: 646-536-7032